Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 filed by Centene Corporation of our report dated July 10, 2018 relating to the consolidated financial statements of Caidan Enterprises, Inc. and its subsidiaries appearing in the Current Report on Form 8-K of WellCare Health Plans, Inc. (WellCare) filed on August 6, 2018.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
January 22, 2020